Exhibit 99.1
NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

Teleconference Information:
Wednesday, July 29, 2009  9:00 A. M. (ET)
Domestic Dial in number: 1-888-430-8694
International Dial in number: 1-719-325-2250
Audio webcast:  www.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY
REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

EDINBURG, VA, (July 28, 2009) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) announces financial and operating results for the second quarter and six months ended June 30, 2009.

Second Quarter 2009 Highlights

Highlights for the quarter include:

•	Revenue of $40.1 million, an increase of 11% from second quarter 2008
•	PCS net subscriber additions of 3,013 bringing the total retail wireless customers to 216,067 at June 30, 2009, up 8% from June 30, 2008
•	EVDO high speed data services are now available to 94% of the population covered by our PCS network
•	Net income from continuing operations of $6.8 million, down 15% from second quarter 2008
•	PCS customer churn of 2.07%, in comparison to the 1.74% for the second quarter of 2008

President and CEO, Christopher E. French commented, “Our continuing operations delivered solid performance in the second quarter of 2009, despite a difficult economic

July 28, 2009
News Release

 environment and increases in operating expenses due to cable system upgrades and PCS and fiber network expansion.  We believe these improvements in our networks will position us to lead the industry when economic conditions improve.  We completed the upgrade of the cable network we acquired in Alleghany County, Virginia, and we continued to make outstanding progress with the integration of EVDO into our PCS network, improvements in PCS network coverage, and the upgrade of the cable networks we acquired in West Virginia."

Consolidated Second Quarter Results

For the quarter ended June 30, 2009, net income from continuing operations was $6.8 million compared to $8.0 million in second quarter 2008.  The Company’s total revenues for second quarter 2009 were $40.1 million, compared to $36.3 million for the same quarter in 2008, an increase of 11%.  Second quarter operating expenses increased to $28.5 million in 2009 from $22.7 million in 2008.  The increase in revenues is primarily a result of an increase in average PCS subscribers of 9%, increases in the average billing per PCS subscriber and the revenues of the newly acquired cable operations.  Operating revenues for 2008 included $1.0 million for a non-recurring pass-through of certain universal service fund fees received from Sprint Nextel.  The increase in operating expenses results from costs associated with the new cable operations, improvements and expansion of our PCS and fiber optic networks, and associated depreciation.

Consolidated Six Months Results

For the six months ended June 30, 2009, net income from continuing operations was $13.0 million compared to $13.4 million in the comparable 2008 period.  Operating income for the six months was $23.6 million, up from $23.1 million in the first half of 2008. The Company’s total revenues for the 2009 six months were $80.2 million, compared to $69.9 million for the same period in 2008, an increase of 15%.  Operating expenses increased to $56.6 million in the first half of 2009 from $46.8 million in the prior period.  The increase in revenues

July 28, 2009
News Release

is primarily a result of an increase in average PCS subscribers of 10%, increases in the average billing per PCS subscriber and the revenues of the newly acquired cable operations.  Operating revenues for 2008 included $1.0 million for a non-recurring pass-through of certain universal service fund fees received from Sprint Nextel.  The increase in operating expenses results from costs associated with the new cable operations, improvements and expansion of our PCS and fiber optic networks, and associated depreciation.

Wireless Segment Operating Results

The Company continued to experience growth in wireless as a Sprint PCS Affiliate of Sprint Nextel.  Our wireless customer count was 216,067 at June 30, 2009, an 8% increase from June 30, 2008, while first quarter churn was 2.07%, compared to 1.74% in second quarter 2008 and 2.15% in first quarter 2009.

Wireless segment operating income was $11.2 million in the 2009 second quarter, essentially unchanged from the corresponding 2008 period.  Both revenues and operating expenses increased by $1.7 million  The increase in revenue resulted from a 9% increase in average PCS customers and an increase in the average PCS rates billed per customer.  The 2008 revenue included $1.0 million for a non-recurring pass-through of certain universal service fund fees received from Sprint Nextel.  The increase in operating expenses included an additional $1.3 million in costs to operate the PCS network related to additional cell sites and EVDO capabilities.  The Company added 13 cell sites and 41 EVDO sites during the quarter.  The Company now has 278 EVDO sites covering 94% of covered POPs.

Wireline Operating Results

Telephone access line losses continued at a very low rate.  Telephone had 24,046 access lines at June 30, 2009, a decrease of 163 from December 31, 2008.  Operating income of the wireline operations for second quarter 2009 was $2.8 million, a decrease of $0.6 million from the

July 28, 2009
News Release

comparable 2008 period.  Revenues were down by $0.1 million primarily as a result of a short term increase in facilities lease revenues in early 2008.  Expenses increased by $0.5 million primarily as a result of additional depreciation expense and operating costs associated with enhancements to the network.

Cable TV Operating Results

The Company had 25,260 cable customers at June 30, 2009, up approximately 17,000 from June 30, 2008, related to the purchase of assets and subscribers in West Virginia and Alleghany County, Virginia on December 1, 2008.  Operating losses in the cable segment increased by $1.2 million to a loss of $1.4 million for the second quarter of 2009 over the same quarter in 2008.  The acquisition resulted in an increase of revenues in the cable segment of $2.5 million and an increase in expenses of $3.7 million.  The Company completed upgrades to the network acquired in Alleghany County, Virginia, during the second quarter of 2009.

Other Information

The Company’s second quarter 2009 capital expenditures were $16.4 million, up from $10.9 million in second quarter 2008.  The increase in capital expenditures primarily resulted from upgrades to the acquired cable networks and spending to expand our PCS network coverage and footprint.  The Company expects capital spending to remain elevated for the next several quarters with the ongoing upgrades of the acquired cable assets and continued enhancements to the PCS network.  Cash and cash equivalents as of June 30, 2009 were $13.3 million, up from $5.2 million at December 31, 2008.  The Company voluntarily repaid $11.0 million of its delayed draw term loan and made scheduled repayments against other facilities of $1.1 million during the second quarter.  At June 30, 2009, the debt/equity ratio was 0.18; and debt as a percent of total assets was 12%.  The amount available to the Company through its delayed draw

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News Release

term loan facility was $37.3 million as of June 30, 2009.  The Company can draw against this facility through December 31, 2009.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors.  A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC.  Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

July 28, 2009
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands)

Condensed Consolidated Balance Sheets
	June 30,	December 31,
	2009	2008

Cash and cash equivalents	$13,266	$5,240
Other current assets	36,841	67,181
Investments	8,406	8,388

Property, plant and equipment	357,395	328,172
Less accumulated depreciation and amortization	166,284	151,695
Net property, plant and equipment	191,111	176,477

Other assets, net	8,941	9,551
Total assets	$258,565	$266,837

Current liabilities, exclusive of current maturities of long-term debt of $5,703 and $4,399, respectively	$23,493	$19,986
Long-term debt, including current maturities	30,179	41,359
Total other liabilities	35,289	39,180
Total shareholders' equity	169,604	166,312
Total liabilities and shareholders' equity	$258,565	$266,837

July 28, 2009
News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY
SUMMARY FINANCIAL INFORMATION (unaudited)
(In thousands, except per share amounts)

Condensed Consolidated Statements of Income
	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$40,140	$36,309	$80,241	$69,896

Cost of goods and services	13,044	10,017	25,749	20,682
Selling, general and administrative	7,348	6,255	14,878	13,328
Depreciation & amortization	8,111	6,459	15,965	12,820
Operating expenses	28,503	22,731	56,592	46,830
Operating income	11,637	13,578	23,649	23,066

Interest expense	(405)	(346)	(935)	(680)
Other income (expense), net	411	369	(49)	125
Income from continuing operations before income taxes	11,643	13,601	22,665	22,511

Income tax expense	4,828	5,596	9,693	9,106
Net income from continuing operations	$6,815	$8,005	$12,972	$13,405
Loss from discontinued operations, net of taxes	(75)	(820)	(10,445)	(1,493)
Net income	$6,740	$7,185	$2,527	$11,912

Basic and diluted income (loss) per share:
Net income from continuing operations	$0.29	$0.34	$0.55	$0.57
Loss from discontinued operations	-	(0.03)	(0.44)	(0.06)
Net income	$0.29	$0.31	$0.11	$0.51

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